Exhibit 99.1

NEWS RELEASE	Company Contact:
Meghan Lublin
For immediate release	(703) 854-0299

Sunrise Announces Overhead Downsizing Plan

Expects to Achieve $20 Million of Annual Recurring Savings through Further Cost Reductions

Announces Chief Financial Officer Transition

MCLEAN, Va., May 4, 2009 – Sunrise Senior Living, Inc. (NYSE: SRZ) today announced details of its efforts to reduce overhead spending and become a leaner organization. Sunrise expects to realize more than $20 million of annual recurring savings from a reduction in non-care related administrative costs. In connection with this announcement, Richard J. Nadeau, Sunrise’s chief financial officer, will transition from his role on or before June 15, 2009, at which time Julie A. Pangelinan, Sunrise’s chief accounting officer, will succeed Mr. Nadeau as chief financial officer of Sunrise.

“We continue to work on a number of fronts to strengthen the financial position of Sunrise,” said Mark Ordan, Sunrise’s chief executive officer. “The decision to reduce the number of people at Sunrise is never easy, but it was essential given today’s economic environment and our need to further reduce spending. We want to be completely clear that none of these changes will affect the extraordinary care and services we provide in our communities.”

Overhead Downsizing

The Company’s plan for downsizing its overhead is designed to reduce non-care related corporate expenses by reorganizing Sunrise’s corporate cost structure, including through a reduction in spending related to administrative processes, vendors and consultants. Sunrise expects the plan will reduce the Company’s annual recurring general and administrative expenses by more than $20 million, from the 2009 budgeted annual recurring level of approximately $120 million to approximately $100 million, and to reduce the Company’s centrally administered services, which are charged to the communities, by approximately $1.5 million.

Sunrise has identified at least 150 positions to be eliminated at its corporate headquarters, in Germany, and in Sunrise’s regional support group (costs above the community level). Sunrise currently expects to record additional severance expense of approximately $4.5 million in 2009 as a result of this plan, which is expected to be completed by early 2010.

CFO Transition

As part of the Sunrise’s overhead downsizing plan, Mr. Nadeau’s employment with Sunrise will be terminated effective on or before June 15, 2009, and, at that time, Ms. Pangelinan, Sunrise’s chief accounting officer, will be promoted to chief financial officer and lead Sunrise’s finance team. Mr. Nadeau's departure was based on mutual agreement and accordingly is pursuant to the "other than for cause" clause under his employment agreement with Sunrise.

“This is a win-win. I have worked with Rick throughout my Sunrise term and before, and we are all grateful for all he has done to help put Sunrise on a better path,” said Mr. Ordan. “We are all very fortunate that we can continue to rely on the proven skills and leadership of Julie Pangelinan and her management team.”

Ms. Pangelinan joined Sunrise as chief accounting officer in April 2006. Prior to joining Sunrise, Ms. Pangelinan worked for Marriott International, Inc. as vice president, accounting policy, from April 2003 to April 2006 and as senior director of accounting policy from August 2000 to May 2003, where Ms. Pangelinan was responsible for providing proactive leadership on accounting policy for business transactions and deal structures, as well as managing all external financial reporting and regulatory filings, and ensuring compliance with the rules of the U.S. Securities and Exchange Commission and generally accepted accounting principles. Prior to working at Marriott International, Inc., Ms. Pangelinan was an audit partner at BDO Seidman, LLP.

Further details concerning the overhead downsizing plan and CFO transition will be contained in a Form 8-K to be filed by Sunrise today with the U.S. Securities and Exchange Commission.

About Sunrise Senior Living
Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of December 31, 2008, Sunrise operated 435 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 54,000 residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit www.sunriseseniorliving.com.

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, changes in Sunrise's anticipated cash flow and liquidity; Sunrise's ability to maintain adequate liquidity to operate its business and execute its restructuring; Sunrise's ability to obtain waivers, cure or reach agreements with respect to defaults under Sunrise's loan, joint venture and construction agreements; Sunrise's ability to negotiate a comprehensive restructuring of Sunrise's obligations in respect of its Germany communities, its Fountains portfolio and certain other of its ventures; Sunrise's ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other capital sources; Sunrise's ability to achieve anticipated savings from Sunrise's cost reduction program and overhead downsizing plan and the timing of achieving any such savings; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcomes of pending putative class action and shareholders' derivative litigation; the outcome of the Trinity investigation by the Office of the Inspector General of the Department of Health and Human Services and qui tam lawsuit relating to Trinity in which we are a defendant; the outcome of the IRS audit of Sunrise's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the status and outcome of the exploration of strategic alternatives; Sunrise's ability to continue to recognize income from refinancing and sales of communities by ventures; risk of changes in Sunrise's critical accounting estimates; risk of further write-downs or impairments of Sunrise's assets; risk of future obligations to fund guarantees and other support arrangements to some of Sunrise's ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect the value of Sunrise's properties; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in Sunrise's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in Sunrise's Form 10-Q filings or otherwise. Sunrise assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.